Exhibit 10.11

SUBLEASE

This Sublease (this “Sublease”) is executed as of April 12, 2016, between Energes, LLC, a Texas limited liability company (“Sublessor”), and Flex Leasing Power & Service LLC, a Delaware limited liability company (“Sublessee”).

RECITALS

A.            Sublessor has the right to possession of the building and property located at 14417 45 J Street, NW, Alexander, North Dakota 58831, commonly known as the “Premises”, under that certain lease agreement dated June 5, 2014 (as amended to date, the “Base Lease”), between Elk Ridge B5L2, LLC, a Maryland limited liability company, as “Landlord”, and Sublessor as “Tenant”.

B.            Sublessee desires to sublease the Premises (as described in Exhibit A hereto), and Sublessor has agreed to lease the Premises to Sublessee on the terms and conditions contained herein.

AGREEMENTS

In consideration of the premises and other good and valuable consideration, Sublessor and Sublessee agree as follows:

1.            Premises Subleased & Term. Sublessor hereby subleases to Sublessee the Premises for a five-year term commencing on the later of (i) the date in which the Landlord under the Base Lease approves this Sublease, and (ii) May 1, 2016 (the “Sublease Commencement Pate”) and continuing until April 30,2021 (the “Term”).

2.            Right of First Refusal. At the expiration of the Term, so long as Sublessee is not in default under the Sublease, Sublessee will have a right of first refusal to sublease the Premises. Upon Sublessor notifying Sublessee of the terms on which Sublessor is willing to sublease the Premises, Sublessee shall have 30 days to notify Sublessor that it is either exercising or waiving its right of first refusal.

3.            Rent. As rent for this Sublease, Sublessee shall pay to Sublessor on the following schedule (“Rent”), together with its proportionate share of all other sums, including without limitation utility costs, insurance costs, operating costs, and taxes paid by Sublessor in its capacity as Tenant under the Base Lease (“Additional Rent”).

Year 1:   $13,000 NNN per month

Year 2:   $14,000 NNN per month

Year 3:   $15,500 NNN per month

Year 4:   $17,000 NNN per month

Year 5:   $18,000 NNN per month

Such rent shall be payable on the first day of each month based upon a reasonable estimate provided to Sublessee by Sublessor of the other sums payable by Sublessor for that month under the Base Lease. Within 15 days after the actual amount of other sums due under the Base Lease is known by Sublessor, Sublessor shall notify Sublessee thereof and of Sublessee’s portion thereof. If Sublessee has overpaid rent for the period in question, such overpayment shall be credited against the next installments of rent due or returned by Sublessor to Sublessee, or if Sublessee has underpaid rent, then Sublessee shall pay the amount of such underpayment to Sublessor within twenty days after the receipt of such notice. Payment of Rent and Additional Rent shall be made to Sublessor at its address written below or at such other place Sublessor may designate in writing, without any offset or deduction whatsoever. In addition if the Base Lease requires Tenant to make payments of real estate taxes and/or utilities which are applicable to the Premises directly to the taxing authorities and/or utility companies, as the case may be, Sublessee shall make such payments in a timely manner and promptly supply Sublessor with evidence thereof, and such shall be deemed to be additional rent hereunder.

4.            Acceptance. Sublessee acknowledges that it has inspected the Premises demised hereunder, and is fully satisfied with their condition and accepts the same, “AS IS.” Sublessor has made no representation or warranties of any nature whatsoever with regard to the Premises, other than those set forth herein, and Sublessor shall have no obligation or duty with regard to preparation of the Premises for occupancy by Sublessee. Sublessor shall deliver vacant possession of the Premises to Sublessee on Sublease Commencement Date.

5.            Base Lease Incorporated. The provisions of the Base Lease are, except as otherwise herein specifically provided, hereby incorporated in this Sublease with the same effect as if entirely rewritten herein, and shall fix the rights and obligations of the parties hereto with respect to the Premises with the same effect as if Sublessor and Sublessee were, respectively, the landlord and tenant named in the Base Lease. Sublessee hereby covenants to perform the covenants and undertakings of Sublessor as tenant under the Base Lease to the extent the same are applicable to the Premises during the term of this Sublease, and agrees not to do or permit to be done any act which shall result in a violation of any of the terms and conditions of said Base lease. Except as otherwise specifically provided herein, Sublessee is to have the benefit of the covenants and undertakings of Landlord in the Base Lease to the extent the same are applicable to the Premises during the term of this Sublease. It is expressly understood and agreed, however, that Sublessor is not in the position to render any of the services or to perform any of the obligations required of Landlord by the terms of this Sublease, and that performance by Sublessor of its obligations hereunder are conditioned upon due performance by owner of its corresponding obligations under the Base Lease. Notwithstanding the foregoing, Sublessor shall take all reasonable measures and use its reasonable efforts to enforce its rights under the Base lease and to insure that Landlord performs said obligations. So long as Sublesssor takes such reasonable measures and uses such reasonable efforts, Sublessor shall not be in default under this Sublease for failure to render such services or perform such obligations required by Sublessor by the terms of this Sublease that are the responsibility of the Landlord under the Base Lease. The terms “reasonable measures” and “reasonable efforts” shall not include legal action against Landlord for its failure to so perform unless Sublessee agrees to pay all actual costs and expenses in connection therewith.

6.            Subordinate to Base Lease. This Sublease is subject and subordinate in all respects to the Base Lease, and Sublessee acknowledges that it has received a copy of the Base Lease, which is attached hereto as Exhibit B. Sublessor hereby represents and warrants to Sublessee that the copy of the Base Lease attached hereto as Exhibit B is a true and correct copy of the Base Lease and includes all amendments and supplements thereto.

7.            Holdover. Sublessee shall promptly vacate the Premises upon expiration or termination of this Sublease. Any holding over by Sublessee beyond the expiration date of this Sublease shall be deemed unlawful unless expressly consented to by Sublessor in writing, and Sublessor shall be entitled to any and all remedies in law or in equity by reason of such unlawful holding over by Sublessee, Sublessee agrees to indemnify and save Sublessor harmless against and from any and all loss, cost, expense and liability incurred by Sublessor under the Base Lease by reason of any such holding over.

8.            Indemnification. Sublessee shall indemnify and save harmless Sublessor against and from any and all liability, damage, expense, cause of action, suits, claims or judgments for injury or death to persons or damage to property sustained by anyone in and about said Sublease Premises or any part thereof, arising out of or in any way connected with Sublessee’s use or occupation of the Premises or this Sublease.

9.            Sublessor Covenants. Sublessor shall not, without prior written consent of Sublessee, modify or amend the Base Lease or take any action which would in any way (a) diminish Sublessee’s receipt of services to the Premises, (b) increase the Rent or Additional Rent under this Sublease, (c) shorten the term of this Sublease (except resulting from casualty or condemnation); (d) increase the obligations or decrease the rights of Sublessee under this Sublease or (e) decrease the obligations or increase the rights of Landlord with respect to the Premises and/or this Sublease.

10.            Sublessor Representations. Sublessor represents to Sublessee as follows:

(a)            The Base Lease is in full force and effect;

(b)            That as of the date of this Sublease there is no uncured default by either party under the Base Lease of which Sublessor has received notice.

11.            Assignment or Subletting. Sublessee shall not, without the prior written consent of Sublessor, assign the term hereby demised, or suffer or permit it to be assigned by operation of law or otherwise, nor shall the Sublessee, without the prior written consent of Sublessor, let or sublet or permit the said Sublease Premises or any part thereof to be used by others for hire.

12.            Landlord’s Consent. This Sublease is subject to and conditioned upon the written consent of Landlord to this subletting. If Landlord does not give its consent to this Sublease for any reason whatsoever within thirty (30) days after the date hereof, this Sublease shall be deemed null and void and of no effect.

13.            Insurance. Sublessee shall maintain insurance as required under the Base Lease in the amounts stated in the Base Lease, with Sublessor named as an additional insured. Sublessee shall furnish to Sublessor certificates of such insurance and other evidence satisfactory to Sublessor of the maintenance of all insurance coverage required hereunder.

14.            Notices. All notices and other communications given pursuant to the Sublease shall be in writing and shall be (a) mailed by first class, United States mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address listed below, (b) hand delivered to the intended addressee, (c) sent by nationally recognized overnight courier, or (d) sent by prepaid telegram, cable, facsimile transmission, or telex followed by a confirmatory letter. Notice sent by certified mail, postage prepaid, shall be effective three business days after being deposited in the United States mail; all other notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

Sublessor:	Energes, LLC
32315 TAMINA RD. SUITE B
MAGNOLIA, TX 77354
	Attention:	JAMES E. PUNG

Sublessee:	Flex Leasing Power & Service LLC
Attention: Doug Baltzer
6400 S. Fiddlers Green Circle
Suite 450
Greenwood Village, CO 80111

Landlord:	Elk Ridge B5L2, LLC
1610 West Street, Suite 100
Annapolis, MD 21401
Attention: EricDitter

15.            Brokerage. Sublessor and Sublessee each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Sublease outside of Energy Real Estate Solutions, LLC. Sublessee and Sublessor shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

16.            Binding Effect: Governing Law. Except as modified hereby, the Base Lease shall remain in full effect and this Sublease shall be binding upon Sublessor and Sublessee and their respective successors and assigns. If any inconsistency exists or arises between the terms of this Sublease and the terms of the Base Lease, the terms of this Sublease shall prevail. This Sublease shall be governed by the laws of the State in which the Premises is located.

17.            Counterparts. This Sublease may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Executed as of the date first written above.

SUBLESSOR:	Energes, LLC

	By:	/s/ James E. Pung
	Name:	JAMES E. PUNG
	Title:	CEO

SUBLESSEE:	Flex Leasing Power & Service LLC

	By:	/s/ Doug Baltzer
	Name:	Doug Baltzer
	Title:	President

EXHIBIT A

DESCRIPTION OF PREMISES

14417 41st J St NW, Alexander, ND 58831

This two story wood-post frame property includes:

– 16,560 SF

– Four pull through bays

– 20’high ceilings

– Insulated shop

– Two story office space

– Eight 14’x14’ overhead doors

Zoned industrial and located on a 6.88 acre lot

EXHIBIT B

[BASE LEASE]

EXHIBIT C

LANDLORD’S CONSENT

The undersigned, Landlord under the Base Lease, executes below to evidence its consent to this Sublease. Such consent shall not release Sublessor from any liabilities or obligations under the Base Lease nor constitute consent to any further assignment or subletting. Sublessor shall remain fully liable under the Base Lease, and the provisions thereof shall apply to any further subleasing or assignment.

LANDLORD:	Elk Ridge B5L2, LLC

By:
Name:
Title: